Exhibit 99.1

PRIMUS TELECOMMUNICATIONS REPORTS

FIRST QUARTER 2006 FINANCIAL RESULTS

McLEAN, VA.—(BUSINESS WIRE)—May 3, 2006—PRIMUS Telecommunications Group, Incorporated (NASDAQ: PRTL), an integrated communications services provider, today announced its results for the first quarter ended March 31, 2006.

Performance Highlights:

Streamlined Operations Drive Strengthening Results

•	Continued Growth in New Initiatives Revenue - $31 Million, Up 6% Sequentially

•	SG&A Expense Continues to Decline - Down 8% Sequentially

•	$15 Million Adjusted EBITDA

•	$4 Million Loss from Operations

•	Free Cash Flow Break-Even - $21 Million Sequential Improvement

Debt and Equity Transactions Enhance Liquidity

•	$27 Million New Step-Up Debentures Due 2009 Exchanged for $27 Million of 5.75% Debentures due 2007

•	Sale of Newly Issued Common Stock Raises $5 Million

PRIMUS reported first quarter 2006 net revenue of $272 million, down from $287 million in the prior quarter and $314 million in the first quarter 2005. The Company reported a net loss for the quarter of ($19) million compared to a net loss of ($25) million in the fourth quarter 2005 and a net loss of ($35) million in the first quarter 2005. As a result, the Company reported a basic and diluted loss per common share of ($0.18) in the first quarter of 2006 as compared to a basic and diluted loss per common share of ($0.24) and ($0.38) in the prior and year-ago quarters, respectively.

“We are pleased that the improved financial performance reported in the fourth quarter has continued into our first quarter results. We are further heartened by the fact that our performance was achieved despite the adverse impact on profitability caused by substantial cost increases imposed by Telstra in Australia as well as a quarter with two fewer days than the prior quarter,” said K. Paul Singh, Chairman and Chief Executive Officer of PRIMUS. “The improved results we report today are consistent with our continuing focus on maximizing cash flow from our current operations by substantially improving our cost structure, while continuing sales and marketing investments on those products and services showing the most near term promise. Effective implementation of that strategy has enabled us to grow our Adjusted EBITDA slightly over the prior quarter, notwithstanding the adverse pricing developments in Australia.

“We stated last quarter that we would focus on improving the operating performance of our European and United States operations, and I am pleased to report that significant progress has already been made in eliminating low-margin services and associated costs, in reducing SG&A expense and in tightening our focus on areas of profitable growth. We expect further improvement in the current quarter.”

PRIMUS has adjusted the cost structure and pricing of its European prepaid services offering and, effective in the second quarter 2006, will further modify the operation to include a wholesale business model option whereby PRIMUS will offer its prepaid services platform and infrastructure on a managed basis along with wholesale minute terminations. While the transfer of the prepaid business to a wholesale model will result in a revenue decline, related SG&A expenses will also decline proportionally, and the Company anticipates that Adjusted EBITDA contribution will be improved. Cost reduction actions in the United States have succeeded in bringing United States retail operations back to near break-even as the Company continues to reduce costs while focusing efforts on potential growth areas including retail VOIP services offered by LINGO and Enterprise IP services targeted to small- and medium-sized businesses.

“Our primary objective in 2006 continues to be managing the business to maximize cash flow. Our ability to achieve Free Cash Flow break-even this quarter demonstrates that our efforts are gaining traction. As we mentioned on our last earnings call, and as demonstrated during the first quarter, we will alter our existing businesses as needed and shed low-margin revenue when appropriate to increase overall profitability,” Mr. Singh added.

Progress against the Company’s previously announced four-pronged PRIMUS Action Plan:

•	Prioritize revenue growth in new services, while concentrating available resources for optimum effectiveness – Revenue from new broadband, local and VOIP initiatives grew to $31 million in the quarter, up 6% from $29 million in the previous quarter.

•	Enhance margins by increasing scale on the new initiatives, adding broadband infrastructure in high density locations and migrating customers onto our network – 180 DSLAMs are deployed and fully operational in Australia, virtually completing the initial phase of the network build in Australia. Also 30 DSLAM nodes were completed in Canada with deployment of an additional 36 nodes targeted in the second quarter. There are now over 67,000 services provisioned directly on the Company’s DSLAM facilities in Australia and Canada. Margins from on-net customers are almost double those of off-net customers and the Company will continue its priority effort to activate directly all new local and DSL customers served by its Australian and Canadian networks.

•	Continue to drive down expenses through aggressive cost reduction – SG&A expense declined an additional $7 million as compared to the prior quarter, and the Company’s focus on further reduction continues.

•	Strengthen the balance sheet opportunistically through potential deleveraging and equity capital infusion on a prudent basis – During the first quarter, $27 million principal amount of the 5.75% Convertible Subordinated Debentures due 2007 were successfully exchanged for $27 million newly created Step-Up Convertible Subordinated Debentures due 2009. The Company also exchanged $2.5 million face value of its 12.75% Senior Notes for 1.8 million shares of common stock. Additionally, $5 million of newly issued common stock was sold to a private investor.

Progress of New Initiatives:

•	In Canada, record first quarter 2006 revenue of $71 million was driven by growth in local and VOIP products. Residential long distance revenue remained stable quarter over quarter reflecting the success of new block long distance minute packages which offset declines in legacy long distance products. The Canadian residential local telephone offering remained level at approximately 73,000 lines in service as a result of a conscious slowing of new customer acquisitions until the Company’s DSLAM network is available to carry local line and DSL traffic on-net at substantially improved margins. Approximately 90% of new local customers in Canada add a bundled long distance offering with average monthly revenue of CAN$42.

•	In Australia, PRIMUS now has over 136,000 DSL customers (up 9% from the prior quarter) and over 65,000 services migrated on-net. The pace of migration is expected to quicken if, as expected, the current customer transfer fees (PIC charges) are materially reduced. New Australian broadband customers typically sign a two-year contract and approximately two-thirds of them also select a bundled local and long distance voice package. Australian residential customers taking a bundled broadband solution now generate over AUS$95 per month in revenue. Telstra imposed a significant price increase in the local line rental charge which went into effect in December 2005 and resulted in a $2 million increase to our cost of services during the first quarter 2006. Telstra’s pricing action is being challenged as anti-competitive by PRIMUS and other service providers and is currently under review by the Australian Competition and Consumer Commission (ACCC). In the interim, the higher fees are being paid by PRIMUS and expensed in our operations.

•	Retail VOIP services generated almost $9 million in revenue during the quarter, growing over 9% from the prior quarter. Retail VOIP services have recently been introduced in Australia, Brazil and Japan and global retail VOIP customers now number in excess of 109,000. As a result of reduced SG&A expenses and a lower level of marketing spend, the Company has succeeded in dramatically improving the results of its LINGO operations while continuing to grow the customer base at a modest pace.

First Quarter 2006 Financial Results:

First quarter 2006 net revenue was $272 million, down 5% from $287 million in the prior quarter and down 13% from the $314 million reported in the first quarter 2005. “The $15 million sequential revenue decline is comprised of a $12 million decline in low-margin European-based prepaid services revenue driven by the Company’s increased focus on profitability versus revenue growth, a $5 million decline in retail services mainly in the United States and Australia which can be partially attributed to two fewer days in the first quarter 2006 versus the fourth quarter 2005, an increase of $1 million in the wholesale business and an increase of $1 million as a result of a weakening United States dollar,” said Thomas R. Kloster, Chief Financial Officer of PRIMUS. “We continue to see growth in select initiatives such as broadband, local and VOIP services which generated $31 million of revenue in the first quarter 2006, up 6% from the prior quarter. The wholesale model being implemented in the second quarter for European prepaid services is expected to result in further reduced revenue and corresponding SG&A levels but, more importantly, should improve profitability as compared to the first quarter 2006. As a result of the planned restructuring of the European prepaid services business in the second quarter 2006, we expect to take a non-cash charge in the range of $3 million to $5 million in the second quarter.”

Net revenue from data/Internet and VOIP services was a record $75 million for the first quarter 2006, an increase of $3 million from the prior quarter. Data/Internet and VOIP net revenue comprised a record 27% of total net revenue for the quarter. On a geographic basis, first quarter net revenue was comprised of 30% from Asia-Pacific, 26% from Europe, 26% from Canada and 18% from the United States. The first quarter mix of net revenue remained steady from the prior quarter at 80% retail (54% residential and 26% business) and 20% carrier.

SG&A expense for the first quarter 2006 continued to decline, both in absolute dollars and as a percentage of net revenue. SG&A expense for the quarter was $77 million (28.4% of net revenue), a reduction of $7 million from $84 million (29.2% of net revenue) in the prior quarter and down $28 million from $106 million (33.6% of net revenue) in the year ago quarter. The sequential decline in SG&A expense includes a $5 million decline in prepaid services commissions in line with the prepaid services revenue decline, and a $2 million decline throughout other SG&A components. The first quarter SG&A expense includes $1 million of employee severance.

Loss from operations was ($4) million in the first quarter 2006, (including a loss of $1 million on the sale or disposal of assets), down from a loss of ($6) million in the prior quarter and a loss of ($17) million in the first quarter 2005.

Adjusted EBITDA, as calculated in the attached schedules, was $15 million for the first quarter 2006, slightly above the prior quarter and up from $6 million in the first quarter 2005. “With Adjusted EBITDA of $15 million in the first quarter, the Company is on trajectory to meet or exceed its previously announced target of $60 million Adjusted EBITDA for the full year 2006,” stated Mr. Kloster.

Interest expense for the first quarter 2006 was $14 million, flat with the prior quarter and $1 million higher than the first quarter 2005.

Net loss for the first quarter 2006 was ($19) million (including a $2 million net loss from foreign currency transactions, a $1 million loss on the sale or disposal of assets, a $1 million charge for severance expense, and a $1 million gain on early extinguishment of debt), compared to a net loss of ($25) million (including a $13 million net loss from foreign currency transactions, a $4 million gain on early extinguishment of debt and $1 million in severance expense) in the prior quarter and a net loss of ($35) million (including a $3 million net loss from foreign currency transactions) in the first quarter 2005.

The Company is currently assessing whether its extinguishment of $27 million of 5.75% Convertible Subordinated Debentures due February 2007 with its recently issued Step-Up Debentures (which are described under “Liquidity and Capital Resources” below) are properly reflected on the attached March 31, 2006 balance sheet. This assessment includes whether the Step-Up Debentures have embedded derivatives and if their issuance resulted in other convertible debentures having embedded derivatives, and if so, the proper accounting for such instruments. Therefore, certain figures presented in this press release may, depending on the outcome of the assessment, differ from those to be presented in the Company’s Form 10-Q for the quarter ended March 31, 2006. Any potential revisions to the carrying value of the Company’s debt instruments, related gains or expenses recorded in the statement of operations would be non-cash items.

Adjusted Net Loss, as calculated in the attached schedules, for the first quarter 2006 was a loss of ($17) million, as compared to a loss of ($16) million in the prior quarter and a loss of ($31) million for the year-ago quarter.

Adjusted Diluted Loss Per Common Share, as calculated in the attached schedules, was a loss of ($0.16) for the first quarter 2006, compared to Adjusted Diluted Loss Per Common Share of ($0.15) for the fourth quarter 2005 and Adjusted Diluted Loss Per Common Share of ($0.35) in the year-ago quarter.

Liquidity and Capital Resources

PRIMUS ended the first quarter 2006 with an increased cash balance of $68 million, including $9 million of restricted funds, as compared to $54 million, including $11 million of restricted funds, as of December 31, 2005. During the quarter, $9 million in cash was generated from operating activities, $9 million was used for capital expenditures, $15 million was borrowed under our existing Canadian Credit Facility, $5 million was generated from the sale of newly issued common equity, and $5 million was used for scheduled principal reductions on debt obligations.

Free Cash Flow for the first quarter 2006, as calculated in the attached schedules, was break-even as compared to ($22) million negative Free Cash Flow in the prior quarter. With the major DSLAM network build outs in Australia and Canada expected to be completed by the end of the second quarter, the Company now expects capital expenditures for the full year 2006 to be on the low end of prior guidance of between $30 million and $35 million.

PRIMUS’s long-term debt obligations as of March 31, 2006 were $642 million, an increase of $7 million from December 31, 2005. This increase includes the additional borrowing of $15 million under our existing Canadian Credit Facility, partially offset by an exchange of $2.5 million principal amount of the Company’s 12.75% Senior Notes due 2009 for 1.8 million shares of common stock of the Company and scheduled principal amortization of $5 million. During the first quarter 2006, the Company exchanged $27 million of face value of its 5.75% Convertible Subordinated Debentures due February 2007 for $27 million of new Step-Up Convertible Subordinated Debentures due August 15, 2009. The Step-Up Debentures have an interest rate of 6% in 2006, 7% in 2007 and 8% thereafter, a conversion price to common equity of $1.187 and the option for the Company to mandate conversion if the Company’s common stock trades for defined periods at a price which exceeds 150% of the conversion price. Additionally, in March 2006, the Company sold 6.7 million shares of common stock for $5 million in cash to an existing shareholder.

The Company and/or its subsidiaries will evaluate and determine on a continuing basis, depending upon market conditions and the outcome of events and uncertainties described within any “forward-looking statement” descriptions in this release and its SEC filings, the most efficient use of the Company’s capital and resources, including investment in the Company’s network, systems, and new product initiatives, purchasing, refinancing, exchanging, tendering for or retiring certain of the Company’s outstanding debt securities in privately negotiated transactions, open market transactions or by other direct or indirect means to the extent permitted by existing covenants.

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The management of PRIMUS Telecommunications Group, Incorporated will conduct a conference call and Web cast for analysts and investors to discuss first quarter 2006 results on May 3, 2006, at 5:00 PM Eastern. Participants should dial (866) 261-3296 (domestic) or (703) 639-1223 (international) for telephone access or go to www.primustel.com for Web cast access about ten minutes prior to the scheduled start-time. Replay information will be available following the conclusion of the live broadcasts on the Company’s Web site.

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PRIMUS Telecommunications Group, Incorporated (NASDAQ: PRTL) is an integrated communications services provider offering international and domestic voice, voice-over-Internet protocol (VOIP), Internet, wireless, data and hosting services to business and residential retail customers and other carriers located primarily in the United States, Canada, Australia, the United Kingdom and western Europe. PRIMUS provides services over its global network of owned and leased transmission facilities, including approximately 350 points-of-presence (POPs)

throughout the world, ownership interests in undersea fiber optic cable systems, 16 carrier-grade international gateway and domestic switches, and a variety of operating relationships that allow it to deliver traffic worldwide. Founded in 1994, PRIMUS is based in McLean, Virginia.

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Statements in this press release concerning revenue levels (including the amount, timing and effects of contribution from new initiatives, prepaid services strategies, and the potential decline in low-margin revenue), VOIP, broadband and wireline growth prospects, rates of decline in core long distance voice and dial-up ISP businesses, strategies, investment requirements, margins, future Adjusted EBITDA and cash flow and cash sufficiency levels, financing/delevering plans, the timing, extent and effectiveness of cost reduction programs, future results (including the ability to improve performance of the United States and European operations), the pace and cost of customer migration onto the Company’s networks, the telecommunications market environment, cash flow, the effectiveness and profitability of new initiatives and prepaid service offerings, selling, general and administrative expense, capital expenditures (including the DSL network deployment in Australia and Canada and levels expected in 2006), working capital, changes in competitive circumstances (including pricing actions and regulatory rulings) and growth constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current expectations, and are not strictly historical statements. Factors and risks that could cause actual results or circumstances to differ materially from those set forth or contemplated in forward-looking statements include, without limitation: changes in business conditions; failure to realize future growth, including future growth related to new product and service initiatives and prepaid service strategies; competitive market strategies including product bundling by competitors; new product initiatives; fluctuations in the exchange rates of currencies, particularly any strengthening of the United States dollar relative to foreign currencies of the countries where we conduct our foreign operations; adverse interest rate developments; faster than expected declines in core long distance and dial-up ISP businesses; fluctuations in prevailing trade credit terms or revenues due to the adverse impact of, among other things, further telecommunications carrier bankruptcies or adverse bankruptcy related developments affecting our large carrier customers; the possible inability to raise additional capital when needed, or at all; changes in the telecommunications or Internet industry; adverse tax rulings from applicable taxing authorities; our failure to reestablish or increase prepaid service revenue on a profitable basis; broadband, Internet, VOIP, local, wireless and telecommunications competition; changes in financial, capital market and economic conditions; changes in service offerings or business strategies; difficulty in attracting and retaining customers; difficulty in providing VOIP services or new local, wireless or broadband services; adverse regulatory rulings or changes in the regulatory schemes or requirements and regulatory enforcement in the markets in which we operate and uncertainty regarding the nature and degree of regulation relating to certain services such as VOIP; restrictions on our ability to follow certain strategies or complete certain transactions as a result of our capital structure, debt covenants or inability to obtain requisite shareholder approval to increase authorized capital stock either directly or through a reverse stock split; adverse impact in the event the Company’s Common Stock were de-listed from trading on NASDAQ’s Capital Market; adverse impact arising out of or as a consequence of the Company’s external auditor’s opinion including a matter of emphasis paragraph for a going concern; risks associated with our limited DSL, Internet, VOIP, local, wireless and Web hosting experience and expertise; risks and costs associated with migrating customers, including reliance on the cooperation of incumbent carriers; entry into developing markets; the possible inability to hire and/or retain qualified sales, technical and other personnel, and to manage growth; risks associated with international operations; dependence on effective information systems; dependence on third parties to enable us to expand and manage our global network and operations and to provide local, wireless and broadband services as well as to migrate customers; dependence on the implementation and performance of our global asynchronous transfer mode + Internet protocol communications network; and the outbreak or escalation of hostilities or terrorist acts and adverse geopolitical developments. As such, actual results or circumstances may vary materially from such forward-looking statements or expectations. Readers are also cautioned not to place undue reliance on these forward-looking statements which speak only as of the date these statements were made. We are not necessarily obligated to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult the discussion of risks and uncertainties under “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources-Short and Long-Term Liquidity Considerations and Risks”; and “–Special Note Regarding Forward-Looking Statements” contained in our annual report on Form 10-K and quarterly reports on Form 10-Q, as filed with the Securities and Exchange Commission.

This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, we have provided a reconciliation of these measures to the most directly comparable GAAP measures, which is contained in the tables to this release and on our website at www.primustel.com. Additionally, information regarding the purpose and use for these non-GAAP financial measures is set forth with this press release in our Current Report on Form 8-K filed with the SEC on May 3, 2006, and available on our website.

For more information:

John DePodesta

Executive Vice President

Primus Telecommunications Group, Incorporated

703 748-8050

ir@primustel.com

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2006	2005
NET REVENUE	$272,379	$313,718

OPERATING EXPENSES
Cost of revenue (exclusive of depreciation shown below)	180,247	202,095
Selling, general and administrative	77,269	105,533
Depreciation and amortization	17,909	22,963
Loss on sale or disposal of assets	1,036	—

Total operating expenses	276,461	330,591

LOSS FROM OPERATIONS	(4,082)	(16,873)

INTEREST EXPENSE	(13,680)	(12,442)
EQUITY INVESTMENT LOSS	—	(281)
GAIN ON EARLY EXTINGUISHMENT OF DEBT	1,021	—
INTEREST AND OTHER INCOME	567	576
FOREIGN CURRENCY TRANSACTION LOSS	(1,967)	(3,135)

LOSS BEFORE INCOME TAXES	(18,141)	(32,155)
INCOME TAX EXPENSE	(1,282)	(2,472)

NET LOSS	$(19,423)	$(34,627)

LOSS PER COMMON SHARE:
Basic	$(0.18)	$(0.38)

Diluted	$(0.18)	$(0.38)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	107,882	90,059

Diluted	107,882	90,059

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATED CONDENSED BALANCE SHEET

(in thousands)

(unaudited)

March 31, 2006
Cash and cash equivalents	$58,711
Accounts receivable, net	126,096
Other current assets	29,224

TOTAL CURRENT ASSETS	214,031

Restricted cash	9,103
Property and equipment, net	275,899
Intangible assets, net	95,402
Other assets	30,020

TOTAL ASSETS	$624,455

Accounts payable	$79,624
Accrued interconnection costs	57,435
Accrued expenses and other current liabilities	66,474
Accrued income taxes	17,416
Accrued interest	8,831
Current portion of long-term obligations	15,281

TOTAL CURRENT LIABILITIES	245,061

Non-current portion of long-term obligations	626,761
Other liabilities	2,862

TOTAL LIABILITIES	874,684
Stockholders’ deficit	(250,229)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$624,455

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

(in thousands)

(unaudited)

	Three Months Ended
	March 31, 2006	December 31, 2005	March 31, 2005
NET LOSS	$(19,423)	$(24,917)	$(34,627)
Non-cash compensation expense	113	—	—
Depreciation and amortization	17,909	20,849	22,963
Loss on sale or disposal of assets	1,036	16	—
Interest expense	13,680	13,865	12,442
Equity investment loss	—	—	281
Income tax expense (benefit)	1,282	(3,840)	2,472
Foreign currency transaction loss	1,967	13,275	3,135
Gain on early extinguishment of debt	(1,021)	(4,172)	—
Interest and other income	(567)	(184)	(576)

ADJUSTED EBITDA	$14,976	$14,892	$6,090

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

RECONCILIATION OF DILUTED LOSS PER COMMON SHARE TO

ADJUSTED DILUTED LOSS PER COMMON SHARE

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	March 31, 2006	December 31, 2005	March 31, 2005
NET LOSS	$(19,423)	$(24,917)	$(34,627)
Add:
Loss on sale or disposal of assets	1,036	16	—
(Gain) loss on early extinguishment of debt	(1,021)	(4,172)	—
Foreign currency transaction (gain) loss	1,967	13,275	3,135

ADJUSTED NET LOSS	$(17,441)	$(15,798)	$(31,492)

BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	107,882	102,357	90,059

ADJUSTED BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.16)	$(0.15)	$(0.35)

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

RECONCILIATION OF NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES

TO FREE CASH FLOW

(in thousands)

(unaudited)

	Three Months Ended
	March 31, 2006	December 31, 2005	March 31, 2005
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$9,026	$(14,457)	$(10,289)
Net cash used in purchase of property and equipment	(9,389)	(7,301)	(14,234)

FREE CASH FLOW	$(363)	$(21,758)	$(24,523)